Exhibit 3.1

THIRD AMENDMENT TO

BY-LAWS

OF

VERADIGM INC.

(A DELAWARE CORPORATION),

AS AMENDED AND RESTATED ON AUGUST 18, 2015

This Third Amendment (this “Amendment”) to the By-Laws, as amended and restated on August 18, 2015 and as further amended on January 1, 2023 and December 7, 2023 (the “By-Laws”), of Veradigm Inc., a Delaware corporation f/k/a Allscripts Healthcare Solutions, Inc. (the “Corporation”), is made as of July 23, 2025 in accordance with Article Ninth of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended effective January 1, 2023, Article VIII of the By-Laws and Section 109(a) of the General Corporation Law of the State of Delaware. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the By-Laws.

The By-Laws are hereby amended as follows:

Section 5 of Article IV of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Section 5. Chief Executive Officer. The CEO of the Corporation shall be determined by the Board of Directors and shall report to the Board of Directors. The CEO may also serve as the president of the Corporation. The CEO shall provide overall direction and administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. The CEO may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, if such additional signature is necessary under the terms of the document being executed or under applicable law, stock certificates of the Corporation and any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and the CEO may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The CEO shall have the power to:

(a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the Board of Directors;

(b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the Board of Directors; provided, however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and

(c) appoint such other agents and employees as in the CEO’s judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.

Notwithstanding the foregoing or anything to the contrary contained elsewhere in these By-laws, the Board of Directors may determine that more than one person may assume the duties of the CEO, including by designating more than one person as members of the “Office of the CEO,” in which case, the Board of Directors shall designate one or more “principal executive officers”.”

Except as expressly set forth in this Amendment, the provisions of the By-Laws shall remain unchanged. In the event of an inconsistency between this Amendment and the By-Laws, the provisions of this Amendment shall control.

* * * * * * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date set forth above.

VERADIGM INC.

By:	/s/ Eric Jacobson
Name:	Eric Jacobson
Title:	Authorized Signatory

Signature Page to Third Amendment to By-Laws of Veradigm Inc.